Exhibit 99.6b

J.P. MORGAN MUTUAL FUND TRUST
FORM OF
AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

AMENDMENT, made this             day of          , 200  , to the Investment Advisory Agreement dated as of May 6, 1996 between J.P. Morgan Mutual Fund Trust (the “Trust,” formerly known as “Mutual Fund Trust”) and The Chase Manhattan Bank, N.A., as assigned to J.P. Morgan Fleming Asset Management (USA) Inc. in an Assignment and Assumption Agreement dated February 28, 2001, and then succeeded to by J.P. Morgan Investment Management Inc.

WHEREAS, on August 19, 2004, the Board of Trustees approved the reorganization of certain series of the Trust (each a “Fund”) with and into series of other registered investment companies, subject in each case to the approval of each reorganization transaction by the shareholders of the acquired Fund at a shareholder meeting to be held January 20, 2005 (each a “Merger”); and

WHEREAS, on August 19, 2004, the Board of Trustees approved the reorganization of each Fund with and into corresponding series of the J.P. Morgan Mutual Fund Series, a Massachusetts business trust, subject in each case to the approval of each reorganization on a Fund-by-Fund basis by the shareholders of the affected Fund at a shareholder meeting to be held January 20, 2005 (each a “Shell Reorganization”); and

WHEREAS, the Merger and Shell Reorganization transactions described above, if approved by shareholders, are expected to close on or about February 18, 2005, or such later date as the parties to each such transaction shall agree (each a “Closing Date”); and

WHEREAS, the parties agree that this Agreement shall not be effective, or shall cease to be effective, with respect to each Fund whose shareholders approve a Merger effective as of the close of business on the Closing Date with respect to each respective Fund; and

WHEREAS, the parties agree that this Agreement shall not be effective, or shall cease to be effective, with respect to each Fund whose shareholders approve a Shell Reorganization effective as of the close of business on the Closing Date with respect to each respective Fund; and

WHEREAS, on August 19, 2004, the Board of Trustees of the Trust approved new names for certain of the Funds to be effective February 19, 2005; and

WHEREAS, on August 19, 2004, the Board of Trustees of the Trust approved new advisory fees for certain of the Funds to be effective February 19, 2005;

NOW, THEREFORE, this Agreement

W I T N E S S E T H:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1.                                       Schedule A to the Agreement is hereby amended as attached hereto.

2.                                       The Trustees of the Trust have authorized the execution of this Agreement in their capacity as Trustees and not individually, and the Advisor agrees that neither the Trustees nor any officer or employee of the Trust nor any Fund’s investors nor any representative or agent of the Trust or of the Fund(s) shall be personally liable upon, or shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Trust or the Fund(s), that such Trustees, officers, employees, investors, representatives and agents shall not be personally liable hereunder, and that it shall look solely to the trust property for the satisfaction of any claim hereunder.

3.                                       This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

4.                                       This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the       day of              , 2004.

J.P. MORGAN MUTUAL FUND TRUST

By:

Title.

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:

Title.

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SCHEDULE A

TO THE ADVISORY AGREEMENT

Name of the Fund

Money Market Funds

		Advisory Fee as a percentage of average daily net assets
Name as of August 19, 2004	New Name as of February 19, 2005	Pre-February 18, 2005	Post-February 18, 2005
JPMorgan 100% U.S. Treasury Securities Money Market Fund*	JPMorgan 100% U.S. Treasury Securities Money Market Fund	0.10	0.08
JPMorgan California Tax Free Money Market Fund*	JPMorgan California Municipal Money Market Fund	0.10	0.08
JPMorgan Federal Money Market Fund*	JPMorgan Federal Money Market Fund	0.10	0.08
JPMorgan Liquid Assets Money Market Fund*(1)	JPMorgan Liquid Assets Money Market Fund	0.10	0.08
JPMorgan New York Tax Free Money Market Fund*	JPMorgan New York Municipal Market Fund	0.10	0.08
JPMorgan Prime Money Market Fund*	JPMorgan Prime Money Market Fund	0.10	0.08
JPMorgan Tax Free Money Market Fund*	JPMorgan Tax Free Money Market Fund	0.10	0.08
JPMorgan Treasury Plus Money Market Fund* (2)	JPMorgan Treasury Plus Money Market Fund	0.10	0.08

*                           Shareholders of the Fund will be asked to approve the reorganization of the Fund with and into a corresponding series of the J.P. Morgan Mutual Fund Series at a shareholder meeting to be held on January 20, 2005.  If shareholders approve the reorganization, the Fund will no longer be part of this Agreement effective upon closing of the reorganization, which is expected to occur on or about February 18, 2005.

(1)                    Shareholders of the JPMorgan Liquid Assets Money Market Fund will be asked to approve the reorganization of that Fund with and into the One Group Prime Money Market Fund at a shareholder meeting to be held January 20, 2005.  If shareholders approve the reorganization, the JPMorgan Liquid Assets Money Market Fund will no longer be part of this Agreement effective upon the closing of the reorganization, which is expected to occur on or about February 18, 2005 or on such later date as the parties to the reorganization transaction shall agree.

(2)                    Shareholders of the JPMorgan Treasury Plus Money Market Fund will be asked to approve the reorganization of that Fund with and into the One Group U.S. Treasury Securities Money Market Fund at a shareholder meeting to be held January 20, 2005.  If shareholders approve the reorganization, the JPMorgan Treasury Plus Money Market Fund  will no longer be part of this Agreement effective upon the closing of the reorganization, which is expected to occur on or about February 18, 2005 or on such later date as the parties to the reorganization transaction shall agree.

		Advisory Fee as a percentage of average daily net assets
Name as of August 19, 2004	New Name as of February 19, 2005	Pre-February 18, 2005	Post-February 18, 2005
JPMorgan U.S. Government Money Market Fund* (3)	JPMorgan U.S. Government Money Market Fund	0.10	0.08

(3)                    Shareholders of the JPMorgan U.S. Government Money Market Fund will be asked to approve the reorganization of that Fund with and into the One Group Government Money Market Fund at a shareholder meeting to be held January 20, 2005.  If shareholders approve the reorganization, the JPMorgan U.S. Government Money Market Fund will no longer be part of this Agreement effective upon the closing of the reorganization, which is expected to occur on or about February 18, 2005 or on such later date as the parties to the reorganization transaction shall agree.

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